EXHIBIT 1


                            STOCK PURCHASE AGREEMENT


            AGREEMENT among JUSI HOLDINGS, INC., a Delaware corporation ("Seller"), U.S. INDUSTRIES, INC., a Delaware corporation and the owner of all of the outstanding capital stock of Seller ("US"), CHRISTIAN R. GUNTNER ("CG") and DAVID T. DiPASQUALE ("DP") (CG and DP are sometimes referred to collectively as the "Buyers").

                                    RECITALS:

            A. Seller owns 3,092,100 shares (the "Shares") of Common Stock of Ground Round Restaurants, Inc., a New York corporation ("Ground Round") which constitute all shares of Common Stock of Ground Round owned by Seller.

            B. CG desires to purchase, and Seller desires to sell to CG, 1,892,100 shares of Common Stock of Ground Round at $1.32 per Share (the "CG Shares").

            C. DP desires to purchase, and Seller desires to sell to DP, 1,200,000 shares of Common Stock of Ground Round at $1.32 per Share (the "DP Shares").

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

            1.1 Purchase of the Shares from the Corporation. On the terms and subject to the conditions set forth herein, the Seller shall sell the Shares to the Buyers, and the Buyers shall purchase the Shares from the Seller.

            1.2 Purchase Price. At the closing: (a) CG shall pay Seller Two Million Four Hundred Ninety Seven Thousand Five Hundred Seventy-Two Dollars ($2,497,572) in consideration for the purchase of the CG Shares; and (b) DP shall pay Seller One Million Five Hundred Eighty-Four Thousand Dollars ($1,584,000) in consideration for the purchase of the DP Shares.


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            1.3 Closing. The Closing of the purchase and sale of the Shares is taking place concurrently with the execution and delivery of this Agreement. At the Closing, the Seller and Buyers executed and delivered this Agreement and the following payments and delivery of documents took place: (a) Seller delivered to Depository Trust Company a direction to transfer the CG Shares as set forth on Schedule A; (b) Seller delivered to Depository Trust Company a direction to transfer the DP Shares as set forth on Schedule A; (c) CG delivered to Seller two checks of Seller payable to CG and endorsed to the order of Seller in the total amount of Two Million Four Hundred Ninety-Seven Thousand Five Hundred Seventy-Two Dollars ($2,497,572) pursuant to Section 1.2(a) above; and (d) DP delivered to Seller a check of Seller payable to DP endorsed to the order of Seller in the amount of One Million Five Hundred Eighty-Four Thousand Dollars ($1,584,000) pursuant to Section 1.2(b) above.

                  Each of Seller, CG and DP, by their execution and delivery of this Agreement, acknowledge receipt of the certificates and/or checks, as applicable, as set forth above.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller and US, jointly and severally, hereby represent and warrant to the Buyers the following:

            2.1 Authority. The Seller and US have full power and authority to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Seller and US and the consummation by the Seller and US of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of the Seller and US, and will not conflict with or violate, or require any notice or consent under, the terms or provisions of any agreement to which Seller or US is a party or any law applicable to Seller or US.

            2.2 Organization. The Seller and US are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.




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            2.3 Title. The Seller owns the Shares free and clear of all liens, claims and encumbrances.

            2.4 Agreements. Other than the Stockholder Agreement dated as of August 1, 1991 between HM Holdings, Inc. and Ground Round, as amended by Amendment to Stockholder Agreement dated as of September 12, 1996 among Seller and Ground Round and the Stock Purchase Agreement dated October 18, 1989 between HM Holdings, Inc. and Ground Round (then known as International Proteins Corporation), neither Seller or US, nor any of Seller's or US' affiliates, are party to any agreement relating to the Seller's ownership or voting of the Shares.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

       The Buyers, jointly and severally, hereby represent and warrant to the Seller and US the following:

            3.1 Stock Not Registered; Restrictions on Subsequent Sale. The Buyers acknowledge and understand that the sale of the Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, and that as a result the Shares are "restricted securities" and may not be sold unless the Shares are subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available. The Buyers acknowledge that restrictions to this effect may be placed on certificates for the Shares or as otherwise appropriate.

            3.2 Authority; Investment Intent. Each of the Buyers has full power and authority to carry out the transactions contemplated by this Agreement and the consummation by the Buyers of the transactions contemplated herein will not conflict with or violate, or require any notice or consent under, the terms or provisions of any agreement to which any Buyer is a party or any law applicable to any Buyer. Each of the Buyers is purchasing the Shares for his own account for investment purposes only and not with a view to sell, offer for sale or otherwise dispose of all or any part of the Shares or in connection with any distribution of the Shares. The Buyers agree not to resell any of the Shares without registration under the Act and applicable state securities laws or exemption



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therefrom. The Buyers are not acting as a nominee or agent for and do not have any contracts, understandings, agreements or arrangements with any person to sell, transfer or grant participations in the Shares to any person.

            3.3 Accredited Investor. Each of the Buyers is an "accredited investor" (as defined in Rule 501 promulgated under the Act), can bear the economic risk of his investment for an indefinite period of time and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits ants and warrants that he is one of the following: (i) a natural person whose individual net worth, or joint net worth with his spouse, at the time of his execution of this Agreement, exceeds $1,000,000; or (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

            3.4 Preexisting Relationship. CG has been a member of the Board of Directors of Ground Round since July 1995 and, as a senior executive of an affiliate of Seller, has been one of two executives responsible for monitoring the Ground Round investment. Each of the Buyers (i) has the capacity to protect his own interests in connection with this transaction by reason of his business and financial experience; and (ii) has not been induced to purchase such interest in Ground Round by any representation or warranty other than as expressly set forth in Article II hereof. Each of the Buyers further understands and acknowledges that an investment in Ground Round is one of high risk and is speculative and represents that he can bear the loss of an investment in Ground Round.

            3.5 Buyer's Evaluation. Buyers acknowledge that they have made their own independent examination, investigation, analysis and evaluation of Ground Round, including their own estimate of the value of the Shares. Buyers acknowledge that they have undertaken such due diligence, including, without limitation, a review of the assets, liabilities, capitalization, financial condition, cash flow, operations, books, records, and contracts of the Seller as Buyers deem adequate.




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            3.6 Seller's Representations Limited to Article II. Seller has not
made and shall not be deemed to have made to Buyers any representation or warranty other than as expressly made by Sellerr warranty to Buyers with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyers of future revenues, expenses or expenditures or future results of operations of Ground Round or any other information or documents (financial or otherwise) made available to Buyers or their advisers with respect to Ground Round.


                               ARTICLE IV

                       CERTAIN TRANSFERS BY BUYERS

            4.1 Transfer of Shares by Buyers. If a Buyer (a "Transferring Buyer"), directly or indirectly, on or before the date one year from the date hereof, sells, assigns, transfers or otherwise disposes of, or enters into any agreement, commitment or obligation, oral or written, to sell, transfer, assign or otherwise dispose of, any of the Shares or any interest therein (collectively a "Transfer"), where the consideration per Share, less any brokerage commissions per Share payable to third parties by the Transferring Buyer as a result of such Transfer (the "Consideration"), received or to be received by a Transferring Buyer exceeds $1.32 per Share (the "Base Price"), a Transferring Buyer shall pay to Seller the amounts set forth below:

                  (a) If a Transfer occurs on or prior to the date ninety (90) days after the date hereof a Transferring Buyer shall pay to Seller the amount by which the Consideration exceeds $1.32 per Share multiplied by the number of Shares transferred (the "Profit").

                  (b) If a Transfer occurs after the date 90 days from the date hereof and on or prior to the date 270 days from the date hereof (the "Second Period"), a Transferring Buyer shall pay to Seller 50% of the Profit.

                  (c) If a Transfer occurs after the date 270 days from the date hereof and on or prior to the date 365 days from the date hereof (the "Third Period"), a Transferring Buyer shall pay to Seller 25% of the Profit.




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Any payments required hereunder shall be paid to Seller within three (3)
business days of receipt of the Consideration by a Transferring Buyer. If Consideration consists of property other than cash, a Transferring Buyer shall pay to Seller in cash the amount payable under (a), (b) or (c) above using the fair market value of any non-cash property constituting part of the Consideration to calculate the Profit. If Ground Round declares a dividend payable in common stock of Ground Round or the common stock is split into a greater number of shares or combined into a lesser number of shares or the Ground Round common stock is reclassified or recapitalized the Base Price shall be proportionately adjusted and the obligations of Buyers hereunder shall apply with respect to any shares or securities received in connection therewith. A Transfer shall include any disposition of Shares by a Buyer pursuant to or in connection with any merger, consolidation, sale of assets, business combination or similar transaction involving Ground Round or the receipt of any property in connection with any liquidation or dissolution of Ground Round ("Extraordinary Transaction") and the provisions of this Article IV shall continue to apply with respect to any securities received in connection with any such transaction with appropriate adjustments to the Base Price.

            4.2 Exempt Transfers. Notwithstanding Section 4.1 above, the Buyers shall be permitted to Transfer on NASDAQ or in privately negotiated transaction(s) for cash up to but not exceeding an aggregate of 309,210 Shares after the date 90 days from the date hereof without being obligated to pay Seller any of the Profit realized as a result of any such Transfer(s).


                                    ARTICLE V

                                  MISCELLANEOUS

            5.1 Assignment. This Agreement and the rights, obligations and duties of the parties hereto shall not be assignable or otherwise transferable without the consent of the other parties.

            5.2 Binding Effect and Benefit. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators, personal representatives, successors and permitted assigns.




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
            5.3 Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

            5.4 Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York.

            5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be decreed as original, but all of which together shall constitute one and the same instrument.

            5.6 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

            5.7 Survival; Indemnity. Each of the representations and warranties of the Seller, US and the Buyers set forth above shall survive the closing of the transactions contemplated hereby. The Seller and US, jointly and severally agree to indemnify the Buyers for all losses, liabilities, costs, expenses, including, without limitation, reasonable attorneys' fees, damages and claims (collectively "Losses") incurred by Buyers as a result of the breach by Seller or US of any of the representations, warranties or agreements of Seller or US set forth herein. The Buyers, jointly and severally, agree to indemnify Seller and US for all Losses incurred by Seller or US as a result of a breach by a Buyer of any of the representations, warranties or agreements of Buyers set forth herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 9th day of July, 1997.


                                    JUSI HOLDINGS, INC.

                                    By: /s/ George H. MacLean
                                       -------------------------------
                                       George H. MacLean
                                       Senior Vice President


                                    U.S. INDUSTRIES, INC.

                                    By: /s/ George H. MacLean
                                       -------------------------------
                                       George H. Maclean
                                       Senior Vice President


                                       /s/ Christian R. Guntner
                                       -------------------------------
                                       Christian R. Guntner


                                       /s/ David T. DiPasquale
                                       -------------------------------
                                       David T. DiPasquale



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